Exhibit 99.2

RENAISSANCE LEARNING

Q4 EARNINGS CONFERENCE CALL

January 26, 2010

Operator:  Good afternoon, ladies and gentlemen, and thank you for standing by.

Welcome to Renaissance Learning's Fourth Quarter Earnings Conference Call.

At this time, everyone is in a listen only mode.  Later, there will be an opportunity for you to ask questions, and instructions will be given at that time.

As a reminder, your conference is also being recorded.

At this time, I would like to introduce you to Chief Financial Officer Mary Minch.  Go ahead, Ms. Minch.

Ms. Mary Minch:  Thank you.

Good afternoon.  I'm Mary Minch, Chief Financial Officer of Renaissance Learning.  I'd like to welcome everyone to our fourth quarter conference call.

With me today is Terry Paul, our Chief Executive Officer, and Steve Schmidt, our President and Chief Operating Officer.

Before beginning, I need to point out that this call may include information constituting forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995 including statements regarding growth initiatives and management's expectations with respect to orders and financial results for future periods.

These forward looking statements are based on current expectations and various assumptions, which management believes are reasonable.  Any such forward looking

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statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward looking statements.

Factors that could cause or could contribute to such differences include those matters disclosed in our fourth quarter earnings release and in the Company’s Securities and Exchange Commission filings including Forms 10-K and 10-Q.

I will begin our call today with a review of the fourth quarter financial results, and then Steve will provide some comments about our operations.  Following our comments, we'll be happy to take your questions.

Fourth quarter revenue of $32.4 million was up 9.6 percent from fourth quarter 2008 revenue of $29.6 million and was the highest quarterly revenue results that we've achieved since the second quarter of 2003.

Net income was $6.7 million or 23 cents per share, a gain of 64 percent over the prior year's fourth period earnings before intangible impairments and other restructuring charges taken in Q4 2008.  Excluding those charges, fourth quarter 2008 net income was $4.1 million or 14 cents per share.

EPS, excluding the impairment and restructuring recorded in the fourth quarter last year, has now increased compared to the same quarter in the prior year for nine consecutive quarters.

We're happy to report that our orders continued their momentum from the third quarter, growing by nearly 20 percent compared to the prior year.  Continued availability of stimulus funding had a positive impact and helped to offset the seasonal trends.

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We're very pleased with this achievement as it represents the highest orders booked in a fourth quarter, not typically a seasonally strong quarter, since the fourth quarter of 2003.

Deferred revenue decreased by about $3 million in the quarter versus a decrease of $4.6 million in the prior year.  A fourth quarter decrease in deferred revenue is now an expected part of our seasonal order pattern due to the fact that orders are becoming more seasonally focused to the second and to an increasingly greater and greater extent the third quarter.

Product revenues were up $1.2 million or 5.8 percent due to increases in revenue across all product lines.  The product revenue increases stem from both strong orders in this period and from revenue recognized from prior period subscription orders.

Service revenues increased by $1.6 million or nearly 19 percent in the fourth quarter, the 11th consecutive quarter of year-over-year increases.  The growth in service revenues is related to hosting revenue, remote professional development services, and to increased revenue for technical consulting that we provide to help our customers to get started implementing and using our products.  These increases were partially offset by decreases in on site professional development revenue.

Total gross profit margins for the quarter were 81.3 percent, up from 77.7 percent last year and 77.6 percent in the trailing quarter.  Product gross margins were 85.9 percent, up from the trailing quarter's margin of 83.2 percent, primarily due to a product mix more heavily weighted to software in the current quarter, and also up 1.7 percent from prior year's margins, primarily due to the laptop promotion that we ran last year and

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to inventory valuation costs related to laptop restructuring recorded in the fourth quarter of 2008.

Service gross margins increased to 71.4 percent, up from 61.9 percent in the prior year and 65.2 percent in the trailing quarter.  This is the 10th consecutive quarter of year-over-year improved service gross margins.

The improvement was due to a mix much more heavily weighted to our more profitable technical service areas, hosting and consulting services, and due to the fact that we continue to be able to leverage our fixed cost.

Excluding the write off of goodwill and other intangibles in the prior year, operating expenses decreased by about $900,000 compared to last year's fourth quarter.  Product development expenses decreased about $500,000, primarily due to the restructuring and cost savings efforts implemented earlier in the year, which better align our product development capacity with our product opportunities.

Taken in total, selling and marketing expenses were flat, but selling expenses actually increased primarily due to higher commissions associated with the higher orders, and marketing expenses decreased due to advertising cost efficiencies.

General and administrative expenses were down $400,000.  We received proceeds of $250,000 for a settlement in a disparagement lawsuit filed in US District Court Western District of Missouri against Metiri Group.  The remainder of the general and administrative expense decrease is attributable to staff reductions and other non-payroll cost constraints implemented earlier in the year as part of our cost reduction effort.

We achieved about $1 million in pretax benefit from our cost savings efforts in the fourth quarter.  However, we are tracking a bit behind our original projections due to

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lower turnover than we had anticipated resulting in less savings from our hiring freeze.  This means we are currently achieving about a $4 million annual run rate with respect to cost savings.

While we will continue to scrutinize our costs and reduce them where appropriate, we expect some of our expenses, particularly selling expenses, to increase in the quarters ahead, partly because of several initiatives that Steve will talk about.

The fourth quarter tax rate was about 35 percent, slightly lower than our anticipated average rate, due to current and prior year adjustments for tax positions taken.  The full-year tax rate was about 36 percent.

Excluding audit adjustments or changes in the tax law, we expect our effective rate for 2010 will be between 36 percent and 37 percent, although it will vary somewhat by quarter.

The continued strong order rates and high third quarter accounts receivable balance had positive effects on our operating cash flow, which was $12.6 million compared to $7.2 million in the fourth quarter of 2008.  The quality of our accounts receivable remains strong and days sales outstanding was just 33 days.

Now, I'll turn it over to Steve to provide additional comments.

Steve?

Mr. Steve Schmidt:  Thank you, Mary.

Total orders grew by 20 percent for the quarter, and that order strength was evident across all product lines.  As Mary mentioned, this was the strongest fourth period order level since the fourth quarter of 2003, and is especially gratifying when you

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consider that Q4 is increasingly becoming more challenging with the seasonal shifting of orders to Q2 and Q3.

The availability of stimulus funds continues to help, and last year's results that we are comparing against were somewhat weak because of the beginning of the economic recession at that point.  But, all things considered, we're very pleased with this performance.

Reading orders continued to show steady growth and healthy renewal rates.  Our reading product renewal rates continued to be very good, remaining in the mid 90 percent range.

Math orders continued to improve, as well, due to new school adoptions of Accelerated Math Enterprise, STAR Math and MathFacts in a Flash products.  Math renewal rates, though not as strong as reading, remained in the mid 80 percent range during this renewal cycle.

The number of Renaissance Place schools also continues to grow.  We added about 1,000 schools to our Renaissance Place platform in the fourth quarter, bringing the total number of schools using RP to over 31,000.  Of those RP schools, over 23,000 or 76 percent are hosted.

Schools using Accelerated Reader Enterprise also number over 23,000, also an increase of about 1,000 schools in the quarter.

As mentioned previously, we continue to see that customers upgrading to the Enterprise version of Accelerated Reader from the desktop version on average increased their annual spending with us by over $1,000 per year in addition to adding hosting and

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professional development revenue.  The RP and hosting growth continues to have a significant impact on the makeup of our revenue.

Subscriptions and related recurring services as a percent of total software revenue was 63 percent in both the quarter and for the full year.  That compares to 54 percent in Q4 of 2008 and an average of 48 percent for all of 2008.

Our laptop product line also achieved strong growth in the quarter.  Worldwide laptop orders grew by 11 percent.  We're encouraged about the long term prospects for our hardware lines in general.  We've recently added new features and capabilities to both the NEO2 laptop and the 2Know Classroom Response System.

In addition, we announced a substantial price decrease to both products effective January 1, 2010.  The price of an individual NEO2 has been reduced about 25 percent, and the price of a 2Know Classroom Response Unit has been reduced about 30 percent.

These products are often purchased in classroom bundles of 24 or 30 units, so the savings to our customers is substantial.  We believe these price reductions will encourage many more customers to try our products, and we know from our existing customer base that once teachers use our hardware units in their classrooms, they love them and understand the substantial benefits to both accelerating learning and improving classroom efficiency.

We know, too, that hardware sales help us sell software with one of the main beneficiaries being MathFacts in a Flash.  In the near term, though, the price reductions on hardware may decrease quarterly hardware revenue, though in the longer term, we should be able to increase both hardware and software revenue as a result of the price change.

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Mary mentioned that I would talk about several key initiatives that we'll be focusing on, and in fact, investing in during the upcoming quarters.  These initiatives include the STAR Constellation, Urban Accounts and SetPoint, our consortium with JBHM Education Group to help transform low performing schools.

Our STAR products continue to be an area of emphasis for us.  In Q3, orders for our STAR products - STAR Math, STAR Reading, STAR Early Literacy, collectively the STAR Constellation - were up more than 50 percent.  And this past quarter, not a seasonally strong quarter for us, the STAR products were up about 40 percent.

We are enhancing the STAR Constellation to provide assessments of specific state and ultimately national core standards when they are adopted.  The state led common core standards movement provides an important opportunity to improve student achievement and puts an increased focus on interim and formative assessments, which are designed to inform instruction, differentiate learning and support the school improvement framework called Response to Intervention or RTI.

Renaissance Learning is the leading provider of computer based formative assessment tests for US schools, and with the standards assessments capabilities we are adding, we believe the STAR Constellation can be an important growth vehicle.

In addition to the focus on the STAR Constellation, we're expanding our efforts to make an impact in some of our nation's largest urban districts where we believe our products can help with the unique challenges that these districts face.

We recently hired Dr. Franklin Smith as Senior Vice President of Urban Accounts to lead this initiative for us.  Dr. Smith served as Superintendent of Schools in Washington DC and Dayton, Ohio prior to beginning a very successful career in sales to

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urban schools.  He brings with him a wealth of experience as an educator and successful educational sales professional. We are very pleased to have him on our--to have him join our urban accounts team to provide leadership to our urban accounts initiative.

We also recently announced SetPoint, a school improvement consortium with JBHM Education Group that provides an intensive research based approach for transforming chronically struggling schools into high performing schools without mass dismissals of staff, school closures or turnover of the school to an outside management.

Renaissance Learning will combine with JBHM to provide classroom technology and intensive onsite coaching to build capacity for sustained change within the school and district.  We believe this initiative could provide significant opportunity to showcase the impact that Renaissance products can have on student achievement.

SetPoint meets or exceeds criteria for federal funding under Race to the Top and the School Improvement grant programs.

While we are pleased with our recent financial performance and optimistic about the initiatives we are undertaking, it's important to note that the outlook for state and, therefore, school budgets is weak.  The National Governor's Association recently released the fiscal survey of the states, which anticipates that state revenues will likely continue to decline for another one or two quarters before improving, but even then, only at a very slow pace.  The study notes that it could take several years for sales and income taxes to meet pre-recession levels.

First quarter is not a seasonally strong order quarter for us, and while we expect some help from the stimulus funds still in play, those funds will likely have a lesser

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impact on our order rates in Q1 than in the past two quarters.  We also continue to note that in general, our customers remain cautious regarding their spending.

So, we anticipate that first quarter order rates will continue to grow year-over-year - just not at the same rates we experienced in Q3 or Q4 of 2009.

Now, Terry, Mary and I will be happy to answer any questions that you have.

Operator:  Ladies and gentlemen, if you are calling as a representative of an investing firm, you are invited to ask questions at this time.

To ask a question, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you would like to remove your question from the queue.

For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key.

One moment please while we poll for questions.

Our first question is from Bob Craig with Stifel Nicolaus.  Go ahead with your question.

Mr. Bob Craig:  Good afternoon, everybody.

Mr. Steve Schmidt:  Hi, Bob.

Mr. Bob Craig:  Hey, Steve.  I was a little surprised to see, you know, your commentary on a price reduction on NEO2.  I think you lowered price, what, about 15 percent in October of '08.  Was that the--I know you mentioned a couple factors there.  Was that the entirety of the rationale for the price reduction, or were there some other considerations, as well?

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Mr. Steve Schmidt:  No, I think what we mentioned was the primary reasons for reducing it.  Certainly, as any hardware products over time seem to come down in price, so have our hardware products, partly driven by cost efficiencies and partly by the market expectations.

But, we see NEO as a real opportunity for us, Bob, in terms of its capabilities.  And more and more, we are seeing NEO being chosen as the platform to run our software products.

MathFacts in a Flash is perhaps the best and most recent example where schools are looking at our 2Know Classroom Response Systems or the NEO2 as a great platform and a relatively inexpensive or affordable platform to practice their MathFacts in the entire classroom.

So, I think we're looking at the big picture here and the long term.  And while we do believe it could nick revenue a little bit in the short run, we think by lowering the price, we can attract a lot more customers, and over time, increase the volumes more than we would otherwise, and that that would pay off for us.

Mr. Bob Craig:  And, Steve, the magnitude of that reduction of 25 percent, what went into that decision?  Is that now down to a price point that you feel comfortable with or your customers were telling you you needed to get to or--?

Mr. Steve Schmidt:  --It's generally based on market feedback and our own read of the market and the appropriate price point.  As long as--as well as margin considerations, of course

Mr. Bob Craig:  --Sure--.

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Mr. Steve Schmidt:  --And still is a very profitable product line for us, and even more so if we can ramp up the volume like we think we can.

Mr. Bob Craig:  Okay.

I guess next question regarding the macro - I mean, given the continued state funding challenges and the lack of stimulus money, or at least relative lack of stimulus money, what would be--and I know you don't like to give guidance, but what would be a satisfactory outcome from your perspective on overall order growth in 2010, and I know you mentioned first quarter, but really leaning towards the critically important second and third quarters?

Mr. Steve Schmidt:  Yeah, you're right, Bob, we don't like to give guidance because the fact is we don't really know for sure how the--especially the upcoming school year is going to play out.  Certainly, there's going to be pressures on state budgets and education spending in general.

To the extent that stimulus monies that are still in play can help us in the short term--I mentioned that we expect Q1 order rates to continue to grow.  I think we're reasonably optimistic for the balance of this school year.  But, it's hard to predict beyond that.

I talked about several initiatives today that I believe can be very important initiatives to us to help us maintain or grow order rates even if state budgets remain under pressure.  But, we just don't know how severe those conditions are gonna be, so prefer not to give specific guidance.

Mr. Bob Craig:  Okay.

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What--for the entire year, what would you estimate was the impact, the positive impact to you guys from stimulus?

Mr. Steve Schmidt:  Again, really hard to put our fingers exactly on that number.  I've talked, on the previous call I believe it was, about the fact that we did see some districts buying multiple year subscriptions, which we believe was a result of some extra monies that they got that they wanted to buy their subscriptions ahead.  That was a little over $3.5 million on the year.  So, I think we can attribute that to the stimulus funding, but, you know, how much more beyond that is really hard to say.

In large part, it seems that the stimulus monies were used to avoid layoffs, shore up and continue operations at previous levels as much as it was to give a lot of schools incremental spending power.  Certainly, some schools may have received some extra monies that they were able to install new programs or the like, but I think in general, a large part of the stimulus monies went to maintain.  So, it's really a difficult thing to pinpoint.

Mr. Bob Craig:  Okay.

Did you experience any resistance from your recent price increases on the software side?

Mr. Steve Schmidt:  No, we haven't, although you have to realize that we put them in in December 1st.

Mr. Bob Craig:  Right.

Mr. Steve Schmidt:  And our biggest renewal periods will come in spring and summer, Q2 and Q3 next year.  So, it's really too early to know if there will be any resistance, but we don't expect any.

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Mr. Bob Craig:  Okay.

Just have a couple more, I promise, and I'll turn it over.

Could you talk a little bit about the product development pipeline?  I know you don't want to give specifics there for competitive reasons, but just sort of, you know, directionally how active that is relative to what it's been.

Mr. Steve Schmidt:  Well, we have reduced product development spending a bit.  Mary talked about the restructuring we went through just about a year ago now, which brought product development spending in general down a bit.  But, we're still fairly active in bringing out new features and additions.

The STAR Constellation really is the primary focus.  I mentioned the fact that we are adding the ability to assess against specific state and ultimately the national common core standards, and that's a fair undertaking that's consuming a big part of the product development budget.

We continue to look at the hardware products for constant improvement there, as well as some other things going on to enhance existing products - much more focused on making our existing products even better than we are necessarily on bringing out a lot of new products.

Mr. Bob Craig:  Okay.

Last one and I'll turn it over - a question on the sales force.  I think the last read there was 120 total people.  Do you plan on adding to those ranks this year or--and perhaps you could maybe comment on turnover, as well?  And are there any changes being contemplated to their commission structure, I mean, to emphasize either renewals or new business?

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Mr. Steve Schmidt:  Sure.

We have not experienced much turnover in the sales force, and we are adding selectively to the sales force numbers, primarily to build up a small urban team.  I mentioned that we hired Dr. Franklin Smith.  We think he's gonna be a great addition to the team.

And there'll be a couple additional hires, as well, there and as well as for the SetPoint initiative.  So, it's not gonna be a lot of additional sales people, but there will be up to say half a dozen additional positions added to drive these initiatives.

Mr. Bob Craig:  Okay, great.  That's all for me.  Thanks.

Operator:  As a reminder, if you'd like to ask a question, please press star followed by one on your telephone keypad.

There are no further questions in queue.  I'd like to turn the call back over to Steve Schmidt for closing remarks.

Mr. Steve Schmidt:  Thank you.

We know that our products are increasingly valued and needed by our customers, and we believe that the focus on Urban Strategies, the STAR Constellation and SetPoint will strengthen customer awareness with respect to the value of our products in making a positive and sustaining impact in the classroom.

State budget and revenue weakness will likely continue to constrain education funding, but we remain a financially solid company and continue to make appropriate cost reduction decisions, balanced with prudent investment in long term growth opportunities, positioning us well to handle those challenges and achieve solid growth over the long term.

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Thank you for joining us today.  We will talk to you again in April.

Operator:  This concludes the teleconference.  You may disconnect your lines.  Thank you for your participation.

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